Exhibit 5.2

Goodwin LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

May 19, 2026

Rapid Micro Biosystems, Inc.

25 Hartwell Avenue

Lexington, MA 02421

Re:          Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-276081) (as amended or supplemented, the “Registration Statement”) filed on December 15, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Rapid Micro Biosystems, Inc., a Delaware corporation (the “Company”), of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on December 26, 2023. Reference is made to our opinion letter dated December 15, 2023 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 19, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 71,607 shares (the “Common Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), (ii)  warrants (the “Series A Warrants”) to purchase up to an aggregate of 71,607 shares of Common Stock (the “Series A Common Warrant Shares”) or pre-funded warrants (the “Series A Pre-Funded Warrants”) and (iii) warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase up to an aggregate of 71,607 shares of Common Stock or pre-funded warrants (the “Series B Pre-Funded Warrants” and together with the Series A Pre-Funded Warrants, the “Underlying Pre-Funded Warrants”). The shares of Common Stock issuable from time to time upon exercise of the Series A Warrants, the Series B Warrants and the Underlying Pre-Funded Warrants are herein referred to collectively as the “Warrant Shares” and together with the Common Shares, the “Shares”). The Common Shares and Warrants are being sold directly to certain directors and officers of the Company, pursuant to a securities purchase agreement, dated May 18, 2026, by and between the Company and certain directors and officers (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in paragraph 3 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

Rapid Micro Biosystems, Inc.

May 19, 2026

The opinions set forth below are limited to the Delaware General Corporation Law, and with respect to the opinion in paragraph 2, the law of the State of New York.

Based on the foregoing, we are of the opinion that:

1.	The Common Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.	The Underlying Pre-Funded Warrants have been duly authorized by the Company for issuance upon exercise of the Series A Warrants or the Series B Warrants, as applicable, in accordance with their terms, and, if issued today by the Company and assuming due execution and delivery, against payment therefor upon exercise of the Series A Warrants or the Series B Warrants, as applicable, would be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants or Underlying Pre-Funded Warrants, as applicable, are exercised, the Warrant Shares, when issued upon exercise of the Warrants or Underlying Pre-Funded Warrants, as applicable, in accordance with the terms of the Warrants or Underlying Pre-Funded Warrants, as applicable, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP